Exhibit 99.1

April 14, 2009	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Declares Quarterly Distribution

TULSA, Okla. – April 14, 2009 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) has declared a quarterly cash distribution of $1.08 per unit, effective for the first quarter 2009, resulting in an annualized cash distribution of $4.32 per unit. The distribution is payable May 15, 2009, to unitholders of record as of April 30, 2009.

The distribution is unchanged from the fourth quarter 2008.

ONEOK Partners has increased its distribution 35 percent since April 2006, when a subsidiary of ONEOK, Inc. became general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit the Web site: www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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